                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*


                           Jupiter Media Metrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    48206U104
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
      IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                      Currently valid OMB control number.


                               Page 1 of 4 pages



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
CUSIP NO. 48206U104

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
      1.  Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          Kurt Abrahamson
          -----------------------------------------------------------------------
---------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              -------------------------------------------------------------------
          (b) X
              -------------------------------------------------------------------
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      3.  SEC Use only
                      -----------------------------------------------------------
---------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization    United States
                                              -----------------------------------
---------------------------------------------------------------------------------

Number of       5.  Sole Voting Power    967,498
Shares                                 ------------------------------------------
Beneficially    -----------------------------------------------------------------
Owned by        6.  Shared Voting  Power     0
Each                                      ---------------------------------------
Reporting       -----------------------------------------------------------------
Person With:    7.  Sole Dispositive Power    967,498
                                           --------------------------------------
                -----------------------------------------------------------------

                8.  Shared Dispositive Power    0
                                            -------------------------------------
---------------------------------------------------------------------------------
      9. Aggregate Amount Beneficially Owned by Each Reporting Person    967,498
                                                                       ----------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                           ------------------------------------------------------

     11. Percent of Class Represented by Amount in Row (9)   2.8
                                                           ----------------------
---------------------------------------------------------------------------------

     12. Type of Reporting Person (See Instructions): IN
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------



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ITEM 1.

    (a)  Name of Issuer

         Jupiter Media Metrix, Inc.

    (b)  Address of Issuer's Principal Executive Offices

         21 Astor Place, 6th Floor
         New York, New York 10003

ITEM 2.

    (a) - (c)  Name, Address of Principal Business Offices, and Place of
               Organization of Person Filing

               Kurt Abrahamson
               21 Astor Place, 6th Floor
               New York, New York 10003
               Citizenship:  USA

    (d)  Title of Class of Securities
               Common Stock

    (e)  CUSIP Number
               48206U104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


        N/A


ITEM 4. OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        The information in items 1 and 5 through 11 on the cover page (p.2) of this Schedule 13G is hereby incorporated by reference.

        Upon the merger of Jupiter Communications, Inc. and Media Metrix, Inc. as of September 20, 2000, each share of Jupiter Communications, Inc. common stock owned by Kurt Abrahamson was converted into .946 shares of Jupiter Media Metrix, Inc. common stock.

        The 967,498 shares beneficially owned by Kurt Abrahamson include 17,738 options exercisable within 60 days of December 31, 2000.

ITEM 5. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        If this statement is being filed to report the fact that as the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


        N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


        N/A


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


        N/A


ITEM 9. NOTICE OF DISSOLUTION OF GROUP


        N/A


ITEM 10.CERTIFICATION

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       N/A








                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                                February 13, 2001
                               -------------------------------------------------
                                                        Date

                                             /s/ Darren J. Schmidt
                               -------------------------------------------------
                                                     Signature

                                      Darren J. Schmidt, Attorney-in-Fact
                               -------------------------------------------------
                                                    Name/Title



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)










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